Exhibit 99.1

BED BATH & BEYOND INC. PROVIDES FOURTH QUARTER UPDATE

UNION, New Jersey, March 7, 2014 --- Bed Bath & Beyond Inc. today provided preliminary information on its fiscal fourth quarter, including the impact of adverse weather conditions during the period.  The Company’s fourth quarter comprises the fiscal months of December, January and February and ended on March 1, 2014.  The impact of the disruptive weather included 464 times a store was closed for a full day and 1,923 times that a store was closed for a partial day.  For the fiscal quarter, the estimated resulting impact due to the disruptive weather on comparable store sales was in the range of 2.0% to 2.5%.  The estimated impact on net earnings per diluted share for the quarter was approximately $.06 to $.07.

The Company’s comparable store sales for the fiscal fourth quarter increased by approximately 1.7% as compared with its previous model of an increase of approximately 2.0% to 4.0%.  Although it is early in the process of its financial close, the Company now estimates net earnings per diluted share of approximately $1.57 to $1.61 for the quarter as compared with its previous model of $1.60 to $1.67.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “Despite the weather related challenges, we are pleased with our quarter. Absent the disruptive weather, we believe we would have been comfortably within our sales and net earnings per share ranges of our model.  Our store associates continue to perform admirably and we thank each of them for their extraordinary effort.  We continue to make excellent progress on our omnichannel initiatives and stay on course for the execution of our long term strategic plan.”

The Company expects to report its actual results for the fiscal 2013 fourth quarter and full year after the close of trading on Wednesday, April 9, 2014, and will provide its major modeling assumptions for the fiscal 2014 first quarter and full year during its conference call scheduled for 5:00 PM (EDT) on that date.  The Company does not undertake any obligation to update its forward-looking statements or make “pre-announcements” such as that contained in this press release.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, a combination of the names Christmas Tree Shops or andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Susan E. Lattmann	(908) 855-4120